EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of ZeeZoo Software Corp, of our report dated May 31, 2007 on our audit of the financial statements of ZeeZoo Software Corp as of April 30, 2007, and the related statements of operations, stockholders' equity and cash flows from inception November 14, 2006 through April 30, 2007 and for the period then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
June 1, 2007


               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702)253-7511 Fax (702)253-7501